Exhibit 4.6
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of May 19, 2006, is made between Main Street Restaurant Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, Inc., a Colorado corporation, as rights agent (the “Rights Agent”).
Recitals
     A. The Company and the Rights Agent entered into a Rights Agreement dated as of May 23, 2005 (the “Rights Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the Rights Agreement.
     B. The Company, Briad Main Street, Inc., a Nevada corporation (“Parent”), and Main Street Acquisition Corporation, a Delaware corporation (“Purchaser”) are entering into an Agreement and Plan of Merger, dated as of May 19, 2006 (as it may be amended from time to time, the “Merger Agreement”), with respect to the acquisition of the Company by Purchaser.
     C. The Company’s board of directors has approved and declared advisable the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement), the Cash Merger (as defined in the Merger Agreement), the Merger Agreement, and the transactions contemplated by the Merger Agreement, and has declared that it is in the best interests of its stockholders that the Company enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement.
     D. The Company’s board of directors has determined that it is in the best interests of the Company and its stockholders, and is consistent with the objectives of the Company’s board of directors in adopting the Rights Agreement, to amend the Rights Agreement to exempt the Offer, the Merger, the Cash Merger, the Merger Agreement, and all of the transactions contemplated by the Merger Agreement, from the application of the Rights Agreement.
     E. Pursuant to Section 27 of the Rights Agreement, the Company has directed the Rights Agent to join in this Amendment.
Agreement
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements set forth in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Amendments to Section 1.
          (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence immediately prior to the last sentence of Section 1(a):
“Notwithstanding the foregoing, none of Parent, Purchaser, any shareholder of Parent or Purchaser, or any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person by reason of: (1) the approval, execution, or delivery of the Merger Agreement or the Stockholder Agreements; (2) the announcement, commencement, or consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement), or the Cash Merger (as defined in the Merger Agreement); or (3) the consummation of any other transactions specifically contemplated by the Merger Agreement.”
          (b) Section 1 of the Rights Agreement is hereby amended by adding the following definitions in alphabetical order:
“Merger Agreement” shall mean the Agreement and Plan of Merger among the Company, Parent, and Purchaser, dated as of May 19, 2006, as it may be amended from time to time.
“Parent” shall mean Briad Main Street, Inc., a Nevada corporation.
“Purchaser” shall mean Main Street Acquisition Corporation, a Delaware corporation.
“Stockholder Agreements” shall mean the Stock Tender and Voting Agreements among the Parent, Purchaser, and the Company stockholders named therein, dated as of May 19, 2006, as they may be amended from time to time.
     2. Amendment to Section 7(a) . Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” between clauses (ii) and (iii) and by adding the following to the end thereof:
“, or (iv) the Effective Time (as defined in the Merger Agreement).”
     3. Amendment to Section 15. Section 15 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy, or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement.”
     4. New Section 35. The Rights Agreement is hereby amended by adding a new Section 35 to the end thereof as follows:
“Section 35. Merger Agreement. Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date, no Flip-In Event, no event described in Section 13, and no Shares Acquisition Date shall occur, or be deemed to occur, and no Rights shall be exercisable under this Agreement, by reason of (1) the approval, execution, or delivery of the Merger Agreement or the Stockholder Agreements, (2) the announcement, commencement, or consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement), or the Cash Merger (as defined in the Merger Agreement), or (3) the consummation of any other transactions specifically contemplated by the Merger Agreement.”
     5. Effectiveness. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect, and all references to the Rights Agreement from and after such time shall be deemed to be references to the Rights Agreement as amended hereby.
     6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     8. Severability. The parties intend that this Amendment be enforced and interpreted as written. If, however, any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
     9. Descriptive Headings. Descriptive headings of the several sections, subsections, and provisions of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning, interpretation, or construction of any of the terms or provisions hereof.
     10. Exhibit. Exhibit C to the Rights Agreement is hereby deemed to be amended in a manner consistent with this Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		MAIN STREET RESTAURANT GROUP, INC.

By:	/s/ Michael J. Herron	By:	/s/ William G. Shrader

Name:	Michael J. Herron	Name:	William G. Shrader
Title:	Secretary and General Counsel	Title:	Chief Executive Officer and President

Attest:		COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ Zack DeLisa	By:	/s/ Kellie Gwinn

Name:	Zack DeLisa	Name:	Kellie Gwinn
Title:	Operations Manager and Trust Officer	Title:	Vice President

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